As filed with the Securities and Exchange Commission on May 10, 1996
                                                    Registration No. 333-01217
- -------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                      ------------------------------------

                               AMENDMENT NO. 2 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                      ------------------------------------

                         MAGELLAN HEALTH SERVICES, INC.
             (Exact name of registrant as specified in its charter)
         Delaware                                               58-1076937
(State or other jurisdiction of                            (I.R.S. Employer
 incorporation or organization)                             Identification No.)

                            3414 Peachtree Road, N.E.
                                   Suite 1400
                             Atlanta, Georgia 30326
                                 (404) 841-9200
                   (Address, including zip code, and telephone
                         number, including area code, of
                    registrant's principal executive offices)

                      ------------------------------------

                              STEVE J. DAVIS, ESQ.,
                EXECUTIVE VICE PRESIDENT, ADMINISTRATIVE SERVICES
                               AND GENERAL COUNSEL
                         Magellan Health Services, Inc.
                            3414 Peachtree Road, N.E.
                                   Suite 1400
                             Atlanta, Georgia 30326
                                 (404) 841-9200
                    (Name , address, including zip code, and
                        telephone number, including area
                           code, of agent for service)

                      ------------------------------------

                                    Copy to:
                   CRAIG L. MCKNIGHT, EXECUTIVE VICE PRESIDENT
                           AND CHIEF FINANCIAL OFFICER
                         Magellan Health Services, Inc.
                            3414 Peachtree Road, N.E.
                                   Suite 1400
                             Atlanta, Georgia 30326
                                 (404) 841-9200
                      ------------------------------------

                  Approximate date of commencement of proposed
                   sale to public: From time to time after the
                  effective date of the Registration Statement.

                      ------------------------------------


         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
- -------------------------------------------------------------------------------

PROSPECTUS                                                         May 10, 1996
                                4,000,000 SHARES

                         MAGELLAN HEALTH SERVICES, INC.

                                  COMMON STOCK
                                ($.25 Par Value)

                      ------------------------------------


         The 4,000,000 shares (the "Shares") of common stock, $.25 par value ("Common Stock"), of Magellan Health Services, Inc., formerly Charter Medical Corporation ("Magellan" or the "Company"), may be offered for sale from time to time by and for the account of Rainwater-Magellan Holdings, L.P. (the "Selling Stockholder"). See "Selling Stockholder." The Selling Stockholder acquired the Shares, along with a warrant to purchase an additional 2,000,000 shares of Common Stock (the "Warrant") on January 25, 1996 in a private placement transaction with the Company. Magellan will not receive any of the proceeds from the sale of the Shares by the Selling Stockholder.

         Magellan is registering the Shares as required by a Stock and Warrant Purchase Agreement dated December 22, 1995, as amended, among Magellan and the Selling Stockholder (the "Stock and Warrant Purchase Agreement"), to provide the Selling Stockholder with freely tradeable securities. Magellan has also agreed to pay all fees and expenses incident to such registration, other than any underwriting discounts or any selling commissions payable in respect of sales of the Shares, which will be paid by the Selling Stockholder. It is estimated that the fees and expenses payable by the Company in connection with the registration of the Shares will be approximately $55,000. Magellan has agreed to keep the Registration Statement (as hereinafter defined) current and effective with certain exceptions for so long as the Selling Stockholder and its affiliates collectively own at least 25% of the Shares and the shares underlying the Warrant. See "Plan of Distribution."

         The Common Stock is listed on the American Stock Exchange under the symbol "MGL." On May 9, 1996, the last reported sale price of the Common Stock on the American Stock Exchange was $22.625 per share.

         The Selling Stockholder from time to time may offer and sell the Shares directly or through agents or broker-dealers on the American Stock Exchange or otherwise on prices and terms related to the then current market price or in privately negotiated transactions. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." The Selling Stockholder reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the Shares to be made directly or through agents.

         Certain transfer restrictions have been placed on the Shares offered hereby pursuant to the Stock and Warrant Purchase Agreement. As a result, no more than 40,000 Shares may be sold by the Selling Stockholder or its affiliates prior to January 25, 1997. Further, prior to January 25, 2000, the Selling Stockholder or its affiliates may not sell or transfer in a privately negotiated transaction to a single purchaser and its affiliates, or any "group" (as defined in Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended) Shares and shares underlying the Warrant which would equal or exceed five percent (5%) of the Common Stock then outstanding on a fully-diluted basis. Neither of these restrictions affect the free transferability of the Shares or shares issued upon exercise of the Warrant among the Selling Stockholder and its affiliates.

         The Selling Stockholder and any agents or broker-dealers that participate with the Selling Stockholder in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "1933 Act"), and any commissions received by them and any profit on the resale of the Shares may be deemed to be underwriting commissions or discounts under the 1933 Act. See "Plan of Distribution" herein for indemnification arrangements among Magellan and the Selling Stockholder.

         THERE ARE CERTAIN RISKS ASSOCIATED WITH AN INVESTMENT IN MAGELLAN COMMON STOCK. FOR A DISCUSSION OF SUCH RISKS, SEE "RISK FACTORS" BEGINNING ON PAGE 3.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     The Date of this Prospectus is May 10,
1996.

                              AVAILABLE INFORMATION

         Magellan is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, accordingly, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission by Magellan can be inspected and copied at the office of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Common Stock of Magellan is listed on the American Stock Exchange, and such reports, proxy statements and other information concerning Magellan can be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

         Magellan has filed with the Commission a Registration Statement on Form S-3 (together with any amendments, the "Registration Statement") under the 1933 Act, covering the shares of Common Stock being offered by this Prospectus. This Prospectus, which is part of the Registration Statement, does not contain all of the information and undertakings set forth in the Registration Statement and reference is made to such Registration Statement, including exhibits, which may be inspected and copied in the manner and at the locations specified above, for further information with respect to Magellan and the Common Stock. Statements contained in this Prospectus concerning the provisions of any documents are not necessarily complete and, in each instance, reference is made to the copy of such documents filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents previously filed with the Commission by Magellan (Commission File No. 1-6639) are incorporated by reference into this
Prospectus:

         (i) Magellan's Annual Report on Form 10-K for the fiscal year ended September 30, 1995, as amended on Form 10-K/A filed on December 28, 1995;

         (ii) Magellan's Quarterly Report on Form 10-Q for the quarter ended December 31, 1995; and

         (iii) The description of the Magellan Common Stock in Magellan's registration statement on Form 8-A filed on July 8, 1992.

         In addition, all documents filed by Magellan pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made pursuant to the Registration Statement shall be deemed to be incorporated by reference into and to be a part of this Prospectus from the date of filing of such documents. Any statement contained in a document so incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus, or in any other subsequently filed document which is also incorporated by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus except as so modified or superseded.

         Magellan will provide, without charge, to each person to whom this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference (not including exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for copies of such documents should be directed to Mr. Craig L. McKnight, Executive Vice President and Chief Financial Officer, Magellan Health Services, Inc., 3414 Peachtree Road, N.E., Suite 1400, Atlanta, Georgia 30326, telephone (404) 841-9200.

                                  RISK FACTORS

         In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Magellan Common Stock.

Acquisition Growth Strategy

         The Company has historically grown through acquisitions and internal growth. There can be no assurance that the Company will be able to make successful acquisitions in the future or that any such acquisitions will be successfully integrated into its operations. In addition, future acquisitions could have an adverse effect upon the Company's operating results, particularly in the fiscal quarters immediately following the consummation of such transactions while the acquired operations are being integrated into its operations.

Green Spring Health Services, Inc. Acquisition and Potential Adverse Reaction

         On December 13, 1995, the Company acquired a controlling interest in Green Spring Health Services, Inc. ("Green Spring"), a leading provider of managed behavioral healthcare services. The Company's hospitals have contracts with behavioral managed care companies other than Green Spring. Such other companies could decide to terminate their contracts with the Company's hospitals in reaction to the Company's acquisition of a majority interest in one of their major competitors. In addition, there can be no assurance that Green Spring will be successfully integrated into the Company's operations.

Historical Operating Losses

         The Company has experienced losses from continuing operations before reorganization items, extraordinary items and the cumulative effect of a change in accounting principle in each fiscal year since the completion of a management buyout in 1988. Such losses amounted to $167.2 million for the fiscal year ended September 30, 1991, $81.7 million for the ten-month period ended July 31, 1992, $8.1 million for the two-month period ended September 30, 1992 and $39.6 million, $47.0 million and $43.0 million for the fiscal years ended September 30, 1993, 1994 and 1995, respectively. The Company reported net revenue and income from continuing operations of approximately $263.9 million and $349,000, respectively, for the quarter ended December 31, 1994 compared to net revenue and income from continuing operations of approximately $295.7 million and $9.7 million, respectively, for the quarter ended December 31, 1995. The results of operations for such interim periods are not necessarily indicative of the actual results expected for the year. There can be no assurance that the Company's profitability in the quarter ended December 31, 1995 will continue in future periods. The Company's history of losses could have an adverse effect on its operations.

Potential Hospital Closures

         The Company continually assesses events and changes in circumstances that could affect its business strategy and the viability of its operating facilities. During fiscal 1995, the Company consolidated, closed or sold fifteen psychiatric hospitals. The Company has consolidated or closed six psychiatric hospitals during fiscal 1996, including the April 1996 decision to close three psychiatric hospitals. The Company anticipates recording charges of approximately $200,000 and $2.5 million in the quarterly periods ended March 31, 1996 and June 30, 1996, respectively, as a result of these consolidations and closures. The Company may elect to consolidate services in selected markets and to close or sell additional facilities in future periods depending on market conditions and evolving business strategies. If the Company closes additional psychiatric hospitals in future periods, it could result in charges to income for the cost necessary to exit the hospital operations.

Potential Reductions in Reimbursement by
Third-Party Payers and Changes in Hospital Payor Mix

         The Company's hospitals have been adversely affected by factors influencing the entire psychiatric hospital industry. Factors which affect the Company include (i) the imposition of more stringent length of stay and admission criteria and other cost containment measures by payers; (ii) the failure of reimbursement rate increases from certain payers that reimburse on a per diem or other discounted basis to offset increases in the cost of providing services; (iii) an increase in the percentage of its business that the Company derives from payers that reimburse on a per diem or other discounted basis; (iv) a trend toward higher deductible and co-insurance for individual patients; and (v) a trend toward limiting employee health benefits, such as reductions in annual and lifetime limits on mental health coverage. All of these factors may result in reductions in the amounts that the Company's hospitals can expect to collect per patient day for services provided.

         For the fiscal year ended September 30, 1995, the Company derived approximately 47% of its gross psychiatric patient service revenue from private-pay sources (including HMOs, PPOs, commercial insurance and Blue Cross), 26% from Medicare, 17% from Medicaid, 4% from the Civilian Health and Medical Program for the Uniformed Services ("CHAMPUS") and 6% from other government programs. Changes in the mix of the Company's patients among the private-pay, Medicare and Medicaid categories, and among different types of private-pay sources, can significantly affect the profitability of the Company's hospital operations. Therefore, there can be no assurance that payments under governmental and private third-party payor programs will remain at levels comparable to present levels or will, in the future, be sufficient to cover the costs of providing care to patients covered by such programs.

Previous Bankruptcy Reorganization

         The Company was reorganized pursuant to Chapter 11 of the United States Bankruptcy Code, effective on July 21, 1992 (the "Reorganization"). Prior to the Reorganization, the Company's total indebtedness was approximately $1.8 billion; and from February 1991 until July 1992, the Company was in default in the payment of interest and principal, or both, on substantially all such indebtedness. The indebtedness was incurred by the Company in connection with a management buy-out of the Company in 1988 and a hospital-construction program. As a result of the Reorganization, the Company's long-term debt was reduced by approximately $700 million and its redeemable preferred stock of $233 million was eliminated. The holders of such debt and preferred stock received approximately 97% of Magellan's Common Stock outstanding on July 21, 1992.

Governmental Budgetary Constraints and Healthcare Reform

         In the 1995 and 1996 sessions of the United States Congress, the focus of healthcare legislation has been on budgetary and related funding mechanism issues. A number of reports, including the 1995 Annual Report of the Board of Trustees of the Federal Hospital Insurance Program (Medicare) have projected that the Medicare "trust fund" is likely to become insolvent by the year 2002 if the current growth rate of approximately 10% per annum in Medicare expenditures continues. Similarly, federal and state expenditures under the Medicaid program are projected to increase significantly during the same seven-year period. In response to these projected expenditure increases, and as part of an effort to balance the federal budget, both the Congress and the Clinton Administration have made proposals to reduce the rate of increase in projected Medicare and Medicaid expenditures and to change funding mechanisms and other aspects of both programs. Congress has passed legislation that would reduce projected expenditure increases substantially and would make significant changes in the Medicare and the Medicaid programs. The Clinton Administration has proposed alternate measures to reduce, to a lesser extent, projected increases in Medicare and Medicaid expenditures. As of the date of this Prospectus, neither proposal has become law.

         The Medicare legislation that has been adopted by Congress would, with some differences, reduce projected expenditure increases by a variety of means, including reduced payments to providers (including the Company), increased beneficiary premiums for physician and certain other services, and creation of incentives for Medicare beneficiaries to enroll in managed care plans or to accept Medicare coverage with a substantially increased deductible. Changes in the Medicaid program would reduce the number and extent of federal mandates concerning how state Medicaid programs operate (including levels of benefits provided and levels of payments to providers) and would change the funding mechanism from a sharing formula between the federal government and a state to "block grant" funding. The Company cannot predict the effect of any such legislation, if adopted, on its operations; but the Company anticipates that, although overall Medicare and Medicaid funding may be reduced from projected levels, the changes in such programs may provide opportunities to the Company to obtain increased Medicare and Medicaid business through risk-sharing or partial risk-sharing contracts with managed care plans and state Medicaid programs.

         Although the United States Congress, in 1995 and 1996, has not considered healthcare reform proposals, the Company anticipates that numerous healthcare reform proposals will continue to be introduced in future sessions of

Congress. The Company cannot predict whether any such proposal will be adopted or the effect on the Company of any proposal that does become law.

         A number of states in which the Company has operations have either adopted or are considering the adoption of healthcare reform proposals of general applicability or Medicaid reform proposals, partly in response to possible changes in Medicaid law. Where adopted, these state reform laws have often not yet been fully implemented. The Company cannot predict the effect of these state healthcare reform and Medicaid reform laws on its operations.

Provider Business-Competition

         Each of the Company's hospitals competes with other hospitals, some of which are larger and have greater financial resources. Some competing hospitals are owned and operated by governmental agencies, others by nonprofit organizations supported by endowments and charitable contributions and others by proprietary hospital corporations. The hospitals frequently draw patients from areas outside their immediate locale and, therefore, the Company's hospitals may, in certain markets, compete with both local and distant hospitals. In addition, the Company's hospitals compete not only with other psychiatric hospitals, but also with psychiatric units in general hospitals, and outpatient services provided by the Company may compete with private practicing mental health professionals and publicly funded mental health centers. The competitive position of a hospital is, to a significant degree, dependent upon the number and quality of physicians who practice at the hospital and who are members of its medical staff. The Company has entered into joint venture arrangements with other healthcare providers in certain markets to promote more efficiency in the local delivery system. The Company believes that its provider business competes effectively with respect to the aforementioned factors. However, there can be no assurance that Magellan will be able to compete successfully in the provider business in the future.

         Competition among hospitals and other healthcare providers for patients has intensified in recent years. During this period, hospital occupancy rates for inpatient behavioral care patients in the United States have declined as a result of cost containment pressures, changing technology, changes in reimbursement, changes in practice patterns from inpatient to outpatient treatment and other factors. In recent years, the competitive position of hospitals has been affected by the ability of such hospitals to obtain contracts with Preferred Provider Organizations ("PPO's"), Health Maintenance Organizations ("HMO's") and other managed care programs to provide inpatient and other services. Such contracts normally involve a discount from the hospital's established charges, but provide a base of patient referrals. These contracts also frequently provide for pre-admission certification and for concurrent length of stay reviews. The importance of obtaining contracts with HMO's, PPO's and other managed care companies varies from market to market, depending on the individual market strength of the managed care companies. State certificate of need laws place limitations on the Company's and its competitors' ability to build new hospitals and to expand existing hospitals. Protection from new competition is reduced in those states where there is no certificate of need law, and opportunities for growth are limited by the certificate of need requirement in states having such laws. As of April 30, 1996, the Company operated 40 hospitals in 12 states (Arizona, Arkansas, California, Colorado, Indiana, Kansas, Louisiana, Nevada, New Mexico, South Dakota, Texas and Utah) which do not have certificate of need laws applicable to hospitals. In most cases, these laws do not restrict the ability of the Company or its competitors to offer new outpatient services. Proposals have been made in a number of jurisdictions to repeal currently applicable certificate of need laws. Several states have instituted moratoria on new certificates of need or otherwise stated their intent not to grant approval for new facilities.

Managed Care Business - Competition

         The Company, through its Green Spring subsidiary, now operates in the managed healthcare industry. The managed healthcare industry is being affected by various external factors including rising healthcare costs, intense price competition, and market consolidation by major managed care companies. Magellan faces competition from a number of sources including other behavioral health managed care companies and traditional full service managed care companies that contract to provide behavioral healthcare benefits. Also, to a lesser extent, competition exists from fully capitated multi-specialty medical groups and individual practice associations that directly contract with managed care companies and other customers to provide and manage all components of healthcare for the members including the behavioral healthcare component. The Company believes that the most significant factors in a customer's selection of a managed behavioral healthcare company include price, the extent and depth of provider networks and quality of services. The Company also believes that the acquisition of Green Spring creates opportunities to enhance its revenues through managed care contracts utilizing the continuum of care and through information systems that support care management and at-risk pricing mechanisms, although no such assurance can be given. Management believes that its managed care business competes effectively with respect to these factors. However, there can be no assurance that Magellan will be able to compete successfully in the managed care business in the future.

Limitations Imposed by the Credit Agreement and Senior Note Indenture

         In May 1994, the Company entered into a Second Amended and Restated Credit Agreement (the "Credit Agreement") with certain financial institutions and issued $375 million of Senior Subordinated Notes (the "Senior Notes") to institutional investors. The Credit Agreement and the indenture for the Senior Notes contain a number of restrictive covenants which, among other things, limit the ability of the Company and certain of its subsidiaries to incur other indebtedness, enter into certain joint venture transactions, incur liens, make certain restricted payments and investments, enter into certain business combination and asset sale transactions and make capital expenditures. These restrictions could adversely affect the Company's ability to conduct its operations, finance its capital needs or to pursue attractive business combinations and joint ventures if such opportunities arise. Under the Credit Agreement, the Company also is required to maintain certain specified financial ratios. Failure by the Company to maintain such financial ratios or to comply with the restrictions contained in the Credit Agreement and the indenture for the Senior Notes could cause such indebtedness (and by reason of cross-acceleration provisions, other indebtedness) to become immediately due and payable and/or could cause the cessation of funding under the Credit Agreement.

Regulatory Environment

         The federal government and all states in which the Company operates regulate various aspects of the Company's businesses. Such regulations provide for periodic inspections or other reviews of the Company's provider operations by, among others, state agencies, the United States Department of Health and Human Services (the "Department") and CHAMPUS to determine compliance with their respective standards of care and other applicable conditions of participation which is necessary for continued licensure or participation in identified healthcare programs, including, but not limited to, Medicare, Medicaid and CHAMPUS. The Company is also subject to state regulation regarding the admission and treatment of patients and federal regulations regarding confidentiality of medical records of substance abuse patients. Although the Company endeavors to comply with such regulatory requirements, there can be no assurance that the Company will always be in full compliance. The failure to obtain or renew any required regulatory approvals or licenses or to qualify for continued participation in identified healthcare programs could adversely affect the Company's operations. In addition, there is currently pending before Congress legislation that would establish a program to control fraud and abuse with respect to health plans maintained by all public and private payers, as opposed to current fraud and abuse laws that relate only to specified governmental payers.

         The Company is also subject to federal and state laws that govern financial and other arrangements between healthcare providers. These laws often prohibit certain direct and indirect payments between healthcare providers that are designed to induce overutilization of services paid for by Medicare or Medicaid. Such laws include the anti-kickback provisions of the federal Medicare and Medicaid Patients and Program Protection Act of 1987. These provisions prohibit, among other things, the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of Medicare and Medicaid patients. GPA, the Company's subsidiary that owns or manages professional group practices, is subject to the federal and the state illegal remuneration, practice of medicine and certain other laws which prohibit the subsidiary from owning, but not managing, professional practices. In addition, some states prohibit business corporations from providing, or holding themselves out as a provider of, medical care. The Company endeavors to comply with all federal and state laws applicable to its business. However, a violation of these federal and state laws may result in civil or criminal penalties for individuals or entities or exclusion from participation in identified healthcare programs.

         Magellan's managed care business operations, in some states, are subject to utilization review, licensure and related state regulation procedures. Green Spring provides managed behavioral healthcare services to various Blue Cross/Blue Shield plans that operate Medicare and Medicaid health maintenance organizations or other at-risk managed care programs and that participate in the Blue Cross Federal Employees health program. As a contractor to these Blue

Cross/Blue Shield plans, Green Spring is indirectly subject to federal and, with respect to the Medicaid program, state monitoring and regulation of performance and financial reporting requirements. Although Magellan believes that it is in compliance with all current state and federal regulatory requirements applicable to the managed care business it conducts, failure to do so could adversely affect its operations.

         Physician ownership of or investment in healthcare entities to which they refer patients has come under increasing scrutiny at both state and federal levels. Congress passed legislation (commonly referred to as "Stark I") which prohibits physicians from referring Medicare patients for clinical laboratory services to an entity with which the physician has a financial relationship. The Department recently published final Stark I regulations on August 14, 1995. Such regulations will govern how the Department views and reviews these financial relationships. Additionally, Congress passed legislation (commonly referred to as "Stark II") which prohibits physicians from referring Medicare or Medicaid patients for certain designated health services, including inpatient and outpatient hospital services, to entities in which they have an ownership or investment interest or with which they have a compensation arrangement. The entity is also prohibited from billing the Medicare or Medicaid programs for such services rendered pursuant to a prohibited referral. To the extent designated services are provided by the Company's provider and managed care operations, physicians who have a financial relationship with the Company and the Company will be subject to the provisions of Stark II. Some states have passed similar legislation which prohibits the referral of private pay patients. To date, the Department has not published Stark II regulations. However, the Department indicated that it will review referrals involving any of the designated services under the language and interpretations set forth in the Stark I rule.

         The Company's acquisitions and joint venture activities are also subject to federal antitrust laws. The healthcare industry has recently been an active area of antitrust enforcement action by the United States Federal Trade Commission (the "FTC") and the Department of Justice ("DOJ"). The Company's acquisitions and joint venture arrangements could be the subject of a DOJ or an FTC enforcement action which, if determined adversely to the Company, could have a material adverse effect upon the Company's operations.

         Changes in laws or regulations or new interpretations of existing laws or regulations can have an adverse effect on the Company's operating methods, costs, reimbursement amounts and acquisition and joint venture activities. In addition, the healthcare industry is subject to increasing governmental scrutiny, and additional laws and regulations may be enacted which could require changes in the Company's operations. A federal or state agency charged with enforcement of such laws and regulations might assert an interpretation of such laws and resolutions or may increase scrutiny of a previously ignored area, which may require changes in the Company's operations.

Dependence on Healthcare Professionals

         Physicians traditionally have been the source of a significant portion of the patients treated at the Company's hospitals. Therefore, the success of the Company's hospitals is dependent in part on the number and quality of the physicians on the medical staffs of its hospitals and their admission practices. A small number of physicians account for a significant portion of patient admissions at some of the Company's hospitals. There can be no assurance that the Company can retain its current physicians on staff or that additional physician relationships will be developed in the future. Furthermore, hospital physicians generally are not employees of the Company and in general Magellan does not have contractual arrangements with hospital physicians restricting the ability of such physicians to practice elsewhere.

Potential General and Professional Liability

         Effective June 1, 1995, Plymouth Insurance Company, Ltd. ("Plymouth"), a wholly-owned Bermuda subsidiary of the Company, provides general and hospital professional liability insurance up to $25 million per occurrence for the Company's hospitals. All of the risk of losses from $1.5 million to $25 million per occurrence has been reinsured with unaffiliated insurers. The Company also insures with an unaffiliated insurer 100% of the risk of losses between $25 million and $100 million per occurrence, subject to an annual aggregate limit of $75 million. The Company's general and professional liability coverage is written on a "claims made or circumstances reported" basis. For reinsured claims between $10 and $25 million per occurrence, the Company has an annual aggregate limit of coverage of $30 million. For reinsured claims between $1.5 million and $10 million per occurrence, the Company has no significant limitations on the aggregate dollar amounts of coverage.

         For the six years from June 1, 1989 through May 31, 1995, the Company had a similar general and hospital professional liability insurance program. For those years, the per occurrence deductible (with respect to which the Company was self-insured) was $2.5 million for the years ended May 31, 1990 and 1991, $2 million for the years ended May 31, 1992 and 1993 and $1.5 million (relating to the Company's general hospitals sold on September 30, 1993) for the year ended May 31, 1994. For psychiatric hospitals, Plymouth's coverage did not contain a per occurrence deductible for the years ended May 31, 1994 and 1995. In December 1994, the per occurrence deductible for the years ended May 31, 1989 and 1990 was eliminated. Plymouth provides coverage with no per occurrence deductible for hospital system claims which had not been paid prior to December 31, 1994. Plymouth does not underwrite any insurance policies with any parties other than the Company or its affiliates and subsidiaries.

         The amount of expense relating to Magellan's malpractice insurance may materially increase or decrease from year to year depending, among other things, on the nature and number of new reported claims against Magellan and amounts of settlements of previously reported claims. To date, Magellan has not experienced a loss in excess of policy limits. Management believes that its coverage limits are adequate. However, losses in excess of the limits described above or for which insurance is otherwise unavailable could have a material adverse effect upon the Company.

Potential Expiration and Realization Uncertainties Related to Estimated Tax Net Operating Loss Carryforwards

         As of September 30, 1995, the Company had estimated tax net operating loss ('NOL") carryforwards of approximately $233 million available to reduce future federal taxable income. These NOL carryforwards expire in 2006 through 2009 and are subject to adjustment upon examination by the Internal Revenue Service. Due to the ownership change which occurred as a result of the Reorganization, the Company's utilization of NOLs generated prior to the effective date of the Reorganization is limited. Based on this limitation and certain other factors, the Company has recorded a valuation allowance of approximately $93.2 million against the amount of the NOL deferred tax asset that in Management's opinion, is not likely to be recovered. There can be no assurance that these NOL carryforwards will not expire, be reduced or be made subject to further limitations prior to their potential utilization in future periods.

Capitation Arrangements

         The Company's managed care business contracts with companies holding state HMO or insurance company licenses on a capitated or "at-risk" basis where the risk of patient care is assumed by the Company in exchange for a monthly fee per member regardless of utilization level. As of March 31, 1996, approximately 30% of Green Spring's managed care members were under capitated arrangements. During 1995, approximately 70% of Green Spring's revenues were from at-risk contracts. Increases in utilization levels under capitated contractual arrangements could adversely effect the operations of the managed care business.

         Some jurisdictions are taking the position that capitated agreements in which the provider bears the risk should be regulated by insurance laws. In this regard, Green Spring's primary customers are comprised of Blue Cross/Blue Shield Plans and other insurance entities which are licensed insurance organizations in their respective states. Green Spring offers "carved out" managed mental health benefits, on a wholesale basis, as a vendor to the regulated insurance organizations. Most current employer group relationships are also contracted through the respective regulated insurance organizations. However, as Magellan and Green Spring develop more direct risk arrangements on a retail basis directly with employer groups or other non-insurance entity customers, the Company may be required to obtain insurance licenses in the respective states where the direct risk arrangements are to be pursued. There can be no assurance that the Company can obtain the insurance licenses required by the respective states in a timely or cost effective manner to respond to market demand.

Shares Eligible for Future Sale

         Upon completion of this offering, the Shares will be eligible for sale in the open market without restriction, except that no more than 40,000 shares may be sold by the Selling Stockholder or its affiliates prior to January 25, 1997. In addition, the 2,000,000 shares of Common Stock underlying the Warrant will be eligible for sale in the open market without restriction on or after January 25, 1997, assuming registration of the offer and sale of such shares in the manner required by the Stock and Warrant Purchase Agreement. In connection with the acquisition of a majority interest in Green Spring, the remaining Green Spring stockholders, consisting of four Blue Cross/Blue Shield plans (the "Minority Stockholders") have the option, under certain circumstances, to exchange their ownership interests in Green Spring for 2,831,739 shares of the Company's Common Stock or $65.1 million in the Company's subordinated notes (the "Exchange Option"). Assuming exercise by all of the Minority Stockholders of the Exchange Option, all 2,831,739 shares of Common Stock issuable upon exercise of the Exchange Option will be eligible for sale in the open market without restriction. As of March 31, 1996, the Company's officers, directors and employees held options for the purchase of 2,884,824 shares of Common Stock (973,848 of which are currently vested and 1,910,976 of which are subject to vesting periods of up to four years in duration). Upon exercise, the shares of Common Stock underlying such options will be eligible for sale on the open market without restriction, except that Directors and certain Officers of the Company must effect such sales pursuant to Rule 144 under the 1933 Act. In January 1995, the Company acquired National Mentor, Inc. by issuing 1,409,978 shares of Common Stock which have been registered for resale. Following this offering, sales and potential sales of shares of Common Stock in the public market pursuant to Rule 144 or otherwise could adversely affect the prevailing market prices for the Common Stock and impair the Company's ability to raise additional equity capital.

Possible Volatility of Stock Price

         The Company believes factors such as announcements with respect to healthcare reform measures, reductions in government healthcare program projected expenditures, acquisitions and quarter-to-quarter and year-to-year variations in financial results could cause the market price of Magellan Common Stock to fluctuate substantially. Any such adverse announcement with respect to healthcare reform measures or program expenditures, acquisitions or any shortfall in revenue or earnings from levels expected by securities analysts could have an immediate and significant adverse effect on the trading price of Magellan Common Stock in any given period. As a result, the market for Magellan Common Stock may experience price and volume fluctuations unrelated to the operating performance of Magellan. See "Price Range of Common Stock and Dividend Policy" on page 13.

                                   THE COMPANY

         Magellan is an integrated national behavioral healthcare company. The Company operates through three principal subsidiaries engaging in (i) the provider business, (ii) the managed care business and (iii) the public sector business.

         Charter Behavioral Health Systems, Inc., the Company's wholly-owned subsidiary that engages in the provider business, operated 94 acute care psychiatric hospitals and two residential psychiatric treatment centers with an aggregate capacity of 8,682 licensed beds as of April 30, 1996. Eighty-nine of the Company's hospitals operate partial hospitalization programs and the Company operates 141 outpatient centers, staffed by mental health professionals. Approximately 91% of the Company's fiscal 1995 consolidated revenue was contributed by the provider business. Management estimates that approximately 75% of its fiscal 1996 consolidated revenue will be contributed by the provider business.

         Green Spring, the Company's 61% owned subsidiary that engages in the managed care business, provides managed behavioral healthcare services, which include (i) Enhanced Utilization Management, a utilization review process that employs clinical criteria designed to provide each patient with accessible, appropriate and affordable treatment across the entire continuum of care and services; (ii) Care Management, a fully integrated healthcare model that offers utilization review services and provides care to patients through the management of a national network of contract providers and Green Spring-owned staff model clinics; (iii) Employee Assistance Plans, employer-paid assessment, counseling and referral programs that help employees address personal and workplace problems; and (iv) Comprehensive Administrative Services, including member assistance, management reporting, claims processing, clinical management information and provider referral systems that are adaptable to customer circumstances and requirements through a network of more than 30,000 providers nationwide covering approximately 12.6 million members as of March 31, 1996. The Company had no significant managed care revenue in fiscal 1995. Management estimates that approximately 15% of its fiscal 1996 consolidated revenue will be contributed by the managed care business.

         Magellan Public Solutions, Inc. ("Public Solutions"), the Company's wholly-owned subsidiary that engages in the public sector business, provides specialty home-based behavioral healthcare services, behavioral services in correctional facilities and troubled and delinquent adolescent facilities services pursuant to contractual arrangements with governmental agencies. Approximately 4% of the Company's fiscal 1995 consolidated revenue was provided by the public sector business. Management estimates that less than 10% of its fiscal 1996 consolidated revenue will be contributed by the public sector business.

         Magellan's business strategy is to provide access to a full continuum of behavioral healthcare and managed care services and to perform such services in a cost effective manner with predictable results. The Company's integrated national behavioral healthcare system has the capability to deliver and to manage the delivery of behavioral healthcare services for large public and private payers who need assistance in managing the risk of behavioral healthcare costs.

         Magellan was incorporated in 1969 under the laws of the State of Delaware. Magellan Common Stock is traded on the American Stock Exchange under the symbols "MGL." Unless the context otherwise requires, references to Magellan include Magellan Health Services, Inc. and its subsidiaries. Magellan's principal executive offices are located at 3414 Peachtree Road, N.E., Suite 1400, Atlanta, Georgia 30326, and its telephone number is (404) 841-9200.

Certain Forward-Looking Statements

         In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company is hereby filing cautionary statements identifying important factors that could cause the Company's actual results to differ materially from those projected in certain forward-looking statements made by or on behalf of the Company. Specifically, the Company has projected the percentage contribution to total revenues for each of its lines of business for the 1996 fiscal year. The projections are based on an analysis of prevailing conditions and trends in the behavioral healthcare industry which directly impact the Company.

         Industry conditions and trends considered by the Company in making the projections include (1) the effects of competition on each of the Company's lines of business; (2) increased payer pressures in the behavioral healthcare industry with respect to negotiated rates and other cost-containment measures; and (3) the effects of hospital closures..

         Industry conditions and trends not considered by the Company in making the projections include (1) governmental budgetary constraints which could have the effect of restricting the aggregate amount of funds available to support governmental healthcare programs, including Medicare and Medicaid; (2) uncertainties in the regulatory environment due to proposed healthcare reform legislation, including changes in Medicare and Medicaid reimbursement programs; and (3) increased payor and governmental investigations and/or inquiries into alleged fraud and abuse concerns as the Company cannot project the effect of such items. Any legislation subsequently passed could adversely effect any such projection.

         There can be no assurances that the projected results will be achieved. As a result of the factors identified above, as well as the factors described under "Risk Factors" and other factors, the Company's actual results could vary significantly from the performance projected in the forward-looking statements.

                               RECENT DEVELOPMENTS

Green Spring Acquisition

         On December 13, 1995, the Company acquired a 51% ownership interest in Green Spring for approximately $68.9 million in cash, the issuance of 215,458 shares of Common Stock valued at approximately $4.3 million and the contribution of Group Practice Affiliates, a wholly-owned Magellan subsidiary, which became a wholly-owned subsidiary of Green Spring. On December 20, 1995, the Company acquired an additional 10% ownership interest in Green Spring for approximately $16.7 million in cash as a result of an exercise by a minority stockholder of its Exchange Option for a portion of the stockholder's interest in Green Spring. The Company currently has a 61% ownership interest in Green Spring.

         The Company believes the Green Spring acquisition created the first fully integrated national behavioral healthcare system and gives the Company the capability to provide case management and delivery services to large private organizations and a public sector marketplace seeking increased privatization of services. The Company changed its name to Magellan Health Services, Inc. on December 21, 1995 to reflect the broader range of services it expects to provide as a result of the Green Spring acquisition and the creation of Public Solutions.

         The minority stockholders of Green Spring consist of four Blue Cross/Blue Shield organizations (the "Blues") that are key customers of Green Spring. In addition, two other Blues organizations that formerly owned a portion of Green Spring will continue as customers of Green Spring. As of March 31, 1996, the minority stockholders of Green Spring have the Exchange Option, which under certain circumstances, allows the minority stockholders to exchange their ownership interests in Green Spring for 2,831,739 shares of Magellan Common Stock or $65.1 million in subordinated notes. The Company may elect to pay cash in lieu of issuing the subordinated notes. The Exchange Option expires December 13, 1998.

Sale of Common Stock and Warrant

         On January 25, 1996, the Company completed the sale to the Selling Stockholder of the Shares, along with a warrant to purchase an additional 2,000,000 shares of Common Stock, pursuant to the Stock and Warrant Purchase Agreement. The Warrant, which expires in January, 2000, entitles the Selling Stockholder to purchase such additional shares of Common Stock at a per share price of $26.15, subject to adjustment for certain dilutive events, and provides registration rights for the shares of Common Stock underlying the Warrant. The aggregate purchase price for the Shares and the Warrant was $69,732,000. Upon completion of the acquisition of the Shares (and prior to exercise of the Warrant), the Selling Stockholder owned approximately 12.2% of the outstanding voting securities of Magellan. The Warrant becomes exercisable on January 25, 1997 and expires on January 25, 2000.

         The Stock and Warrant Purchase Agreement places certain restrictions on the sale or transfer of the Shares and the Common Stock issuable upon exercise of the Warrants (the "Warrant Shares"). As a result, no more than 40,000 Shares may be sold by the Selling Stockholder or its affiliates prior to January 25, 1997. Further, prior to January 25, 2000, the Selling Stockholder or its affiliates may not sell or transfer in a privately negotiated transaction to a single purchaser and its affiliates or a "group" ( as defined in Rule 13d-5(b)(1) under the Exchange Act) Shares or Warrant Shares which would equal or exceed five percent (5%) of the Common Stock then outstanding on a fully-diluted basis. Neither of these restrictions affect the free transferability of the Shares among the Selling Stockholder and its affiliates. In addition, the Stock and Warrant Purchase Agreement contains certain standstill covenants on the part of the Selling Stockholder which, among other things, prohibit the Selling Stockholder and its affiliates from purchasing additional shares of Common Stock so that they collectively own in excess of 20% of the outstanding shares of Common Stock prior to January, 1998. The Stock and Warrant Purchase Agreement also grants the Selling Stockholder certain board representation rights. See "Selling Stockholder".

         The Company used $68.0 million of the proceeds from the sale of the Shares and the Warrant to the Selling Stockholder to repay indebtedness incurred under the Company's Credit Agreement, which indebtedness was incurred in connection with the investments in Green Spring during the first quarter of fiscal 1996. Total debt outstanding under the Credit Agreement after the $68.0 million repayment was approximately $80.6 million. The loans outstanding under the Credit Agreement as of January 25, 1996 bear interest at a rate of 7.625% per annum and mature on March 31, 1999.

                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the Shares. All of the proceeds from the sale of the Shares will be received by the Selling Stockholder.

                                    DILUTION

         No dilution will occur from sales of the Shares under this Registration Statement. At December 31, 1995, the net tangible book value of the Company's Common Stock was a deficit of $72.0 million or $2.51 per share. "Net tangible book value" per share represents stockholders' equity less intangible assets of the Company, divided by the number of shares of Common Stock outstanding. Giving effect to the sale by the Company of the Shares and the Warrant to the Selling Stockholder at the offering price of $17.43 per share, the pro forma net tangible book value of the Common Stock at December 31, 1995 was a deficit of $3.4 million or $0.10 per share. This represented an immediate increase in net tangible book value of $2.41 per share to existing stockholders and an immediate dilution of $17.53 per share book value to the Selling Stockholder.

                         MAGELLAN RESULTS OF OPERATIONS

         On May 1, 1996, the Company announced its operating results for the quarter and the six months ended March 31, 1996. A summary of the results are as follows (in thousands, except per share data):

                                           For the Quarter                 For the Six Months
                                                Ended                           Ended
                                              March 31,                       March 31,
                                      -------------------------         ----------------------
                                        1995            1996              1995         1996
                                      -----------     ---------         ---------    ---------

Net revenue.........................    $299,817       $354,953         $563,658     $650,618
Net income (loss)...................     (15,100)        20,069          (14,751)      29,817
Earnings (loss) per Common Share:
       Primary......................    $  (0.53)      $   0.63         $  (0.53)    $   0.99
       Fully diluted................    $  (0.53)      $   0.59         $  (0.53)    $   0.96

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

         The Common Stock is listed for trading on the American Stock Exchange (ticker symbol "MGL"). As of January 31, 1996, there were 12,221 holders of record of the Company's Common Stock. The following table sets forth the high and low sales prices of the Company's Common Stock as reported by the American Stock Exchange for the periods indicated:

                                                       Common Stock Sales Prices
                                                       ------------------------
                         Calendar Year                     High          Low
- -------------------------------------------------      ---------      ---------

1993
       Fourth Quarter............................      $    27        $   21

1994
       First Quarter.............................      $    28        $ 21 3/8
       Second Quarter............................         26 1/8        21 3/4
       Third Quarter.............................         28 1/2        21 1/4
       Fourth Quarter............................         28 1/2          19

1995
       First Quarter.............................      $  21 1/4      $ 13 7/8
       Second Quarter............................         19 5/8        15 5/8
       Third Quarter.............................         23 1/4        16 1/4
       Fourth Quarter............................         24 1/4        17 3/8

1996
       First Quarter ............................      $    25        $ 21 3/8
       Second Quarter (through May 10, 1996).....         23 3/4          21



         The Company has not declared any cash dividends during the past three fiscal years. The Company is prohibited from paying dividends (other than dividends payable in shares of Common Stock) on its Common Stock under the terms of the Credit Agreement, except for cash dividends that, in the aggregate, from May 1994, do not exceed 6% of the net cash proceeds from issuances of capital stock, reduced by the aggregate cost of stock purchases since May 1994 and certain other limited circumstances.


                                 CAPITALIZATION

         The following table sets forth the consolidated capitalization of Magellan as of December 31, 1995 and as adjusted to reflect the sale by the Company of the Shares and the Warrant on January 25, 1996 to the Selling Stockholder.


                                                                          December 31, 1995
                                                                -------------------------------------
                                                                   Actual            As Adjusted
                                                                -----------          ----------
                                                                (in thousands, except per share data)

Revolving Credit Agreement.................................      $ 148,593           $  80,593
11.25% Senior Subordinated Notes due 2004..................        375,000             375,000
Other long-term debt.......................................         97,528              97,528
Stockholders' equity:
       Preferred stock, without par value;
         10,000 authorized; none issued and outstanding....             --                  --
       Common Stock, $.25 par value; 80,000
         authorized; 28,664 issued and outstanding;
         32,664 issued and outstanding, as adjusted........          7,166               8,166
       Additional paid-in capital..........................        259,370             326,993
       Accumulated deficit.................................       (152,092)           (152,092)
       Warrants outstanding................................             64                  64
       Common Stock in Treasury, 462 shares................         (9,238)             (9,238)
       Cumulative foreign currency adjustments.............         (1,090)             (1,090)
                                                                 ---------            --------
            Total stockholders' equity.....................        104,180             172,803
                                                                 ---------            --------
            Total capitalization...........................      $ 725,301           $ 725,924
                                                                 =========            ========


                         SELECTED FINANCIAL INFORMATION

         The following table sets forth selected historical financial data and selected pro forma financial data for Magellan for the year ended September 30, 1995 and the three months ended December 31, 1995. The selected historical financial data for the year ended September 30, 1995 has been derived from the historical financial statements of Magellan audited by Arthur Andersen LLP, independent public accountants. The selected historical financial data for the three months ended December 31, 1995 has been derived from unaudited interim statements of operations of Magellan. In the opinion of management, the unaudited interim financial information includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. The selected pro forma financial data gives effect to the January 25, 1996 sale of the Shares to the Selling Stockholder, as if such sale had occurred on October 1, 1994.

                                                       Fiscal year ended                 Three months ended
                                                       September 30, 1995                December 31, 1995
                                                  ---------------------------       ----------------------------
                                                   Actual       Pro Forma (1)        Actual         Pro Form (1)
                                                  ---------     -------------       ----------      ------------

Net income (loss).............................    $(42,963)      $(39,731)           $ 9,748        $10,493
Average number of common shares outstanding...      27,870         31,870             27,994         31,994
Income (loss) per common share................       (1.54)         (1.25)              0.35           0.33



         (1) The adjustments to pro forma net income (loss), income (loss) per common share and average number of common shares outstanding result from the issuance of the 4,000,000 shares to the Selling Stockholder and a related adjustment to reduce interest expense, net of tax, for the use of $68.0 million of the proceeds from the issuance of such shares to reduce outstanding borrowings under the Credit Agreement for the fiscal year ended September 30, 1995 and the three months ended December 31, 1995.

                               SELLING STOCKHOLDER

         The following table sets forth certain information with respect to the ownership of the Shares as of December 22, 1995, and as adjusted to reflect the sale of the Shares offered hereby, by the Selling Stockholder. The Selling Stockholder has sole voting and investment power with respect to the Shares.


                                            Ownership of                      Number of                     Ownership of
                                         Common Stock Before                Shares Being                 Common Stock After
                                             the Offering                    Offered (1)                  the Offering (2)
                                     -----------------------------         ----------------         ------------------------------

                                      Number of                                                      Number of
        Name                           Shares             Percent                                     Shares             Percent
- ---------------------                ------------         --------                                  ------------         ---------

Rainwater-Magellan
  Holdings, L.P.  (3)                 4,000,000           12.25%            4,000,000 (4)              None                 --



- ------------------------------------




(1) The Shares being offered hereby were acquired by the Selling Stockholder pursuant to the terms of the Stock and Warrant Purchase Agreement. Under the terms of the Stock and Warrant Purchase Agreement, the Selling Stockholder obtained registration rights with respect to the Shares. Magellan has registered the Shares for sale pursuant to this Prospectus as required by the Stock and Warrant Purchase Agreement.

(2)      Assumes that all Shares being offered are sold.

(3) Under the rules of the Securities and Exchange Commission, Rainwater, Inc., the general partner of the Selling Stockholder, and Richard
         E. Rainwater, the sole shareholder and a director of Rainwater, Inc. are also deemed to be beneficial owners of the Shares. Darla Moore, Vice President and Director of Rainwater, Inc. was appointed to the Board of Directors of Magellan on February 22, 1996 pursuant to the Stock and Warrant Purchase Agreement.

(4) No more than 40,000 Shares may be sold by the Selling Stockholder or its affiliates prior to January 25, 1997. Further, prior to January 25, 2000, the Selling Stockholder or its affiliates may not sell or transfer in a privately negotiated transaction to a single purchaser and its affiliates or any "group" (as defined in Rule 13d-5(b)(1) under the Exchange Act) Shares (including shares underlying the Warrant) which would equal or exceed five percent (5%) of the Common Stock then outstanding on a fully-diluted basis.


                              PLAN OF DISTRIBUTION

         The Shares may be sold from time to time by the Selling Stockholder on the American Stock Exchange or any national securities exchange or automated interdealer quotation system on which shares of Common Stock are then listed, through negotiated transactions or otherwise. Certain transfer restrictions have been placed on the Shares offered hereby pursuant to the Stock and Warrant Purchase Agreement, which in general restrict the sale of the Shares prior to January 25, 1997. See "Recent Developments -- Sale of Common Stock and Warrant". The Shares will be sold at prices and on terms then prevailing, at prices related to the then current market price or at negotiated prices. The Selling Stockholder may effect sales of the Shares directly or by or through agents, brokers, dealers or underwriters and the Shares may be sold by one or more of the following methods: (a) underwritten public offerings, (b) ordinary brokerage transactions, (c) purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this Prospectus, (d) in "block" sales, and (e) privately negotiated transactions. At the time a particular offer is made, a Prospectus Supplement, if required, will be distributed that sets forth the name or names of agents, broker-dealers or underwriters, any commissions and other terms constituting compensation and any other required information. In effecting sales, broker-dealers engaged by any Selling Stockholder and/or the purchasers of the Shares may arrange for other broker-dealers to participate. Broker-dealers will receive commissions, concessions or discounts from the Selling Stockholder and/or the purchasers of the Shares in amounts to be negotiated prior to the sale. Sales will be made only through broker-dealers registered as such in a subject jurisdiction or in transactions exempt from such registration. As of the date of this Prospectus, there are no selling arrangements between the Selling Stockholder and any broker or dealer.

         In offering the Shares covered by this Prospectus, the Selling Stockholder and any brokers, dealers or agents who participate in a sale of the Shares by the Selling Stockholder may be considered "underwriters" within the meaning of Section 2(11) of the 1933 Act, and any profits realized by the Selling Stockholder and the compensation of any broker/dealers may be deemed to be underwriting discounts and commissions.

         As required by the Stock and Warrant Purchase Agreement, Magellan has filed the Registration Statement, of which this Prospectus forms a part, with respect to the sale of the Shares. Magellan has agreed to keep the Registration Statement current and effective, with certain exceptions, for so long as the Selling Stockholder and its affiliates collectively own at least 25% of the Shares (including shares underlying the Warrant) issued pursuant to the Stock and Warrant Purchase Agreement.

         Magellan will not receive any of the proceeds from the sale of the Shares by the Selling Stockholder. Magellan will bear the costs of registering the Shares under the 1933 Act, including the registration fee under the 1933 Act, its legal and accounting fees and any printing fees. The Selling Stockholder will bear the cost of underwriting commissions and/or discounts, if any, and selling commissions.

         Pursuant to the terms of the Stock and Warrant Purchase Agreement, Magellan and the Selling Stockholder have agreed to indemnify each other and certain other related parties for certain liabilities, including liabilities under the 1933 Act, in connection with the registration of the Shares.

                                  LEGAL MATTERS

         The legality of the Shares are passed upon for the Selling Stockholder by Steve J. Davis, Esq., Executive Vice President, Administrative Services and General Counsel of the Company, 3414 Peachtree Road, N.E., Atlanta, Georgia 30326.

                                     EXPERTS

         The audited, consolidated financial statements and schedule of Magellan Health Services, Inc. and subsidiaries included in the Magellan Annual Report on Form 10-K for the year ended September 30, 1995 incorporated by reference in this Prospectus and elsewhere in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports thereto, and are incorporated by reference herein in reliance upon the authority of said firm, as experts in giving said reports.

         Future consolidated financial statements and schedules of Magellan Health Services, Inc. and subsidiaries and the reports thereon of Arthur
Andersen LLP also will be incorporated by reference in this Registration Statement of which this Prospectus is a part in reliance upon the authority of that firm as experts in giving those reports to the extent said firm has audited those financial statements and consented to the use of their reports thereon.

- ----------------------------------------      ---------------------------------


     No person  has been  authorized  in
connection with the offering made hereby
to give any  information  or to make any
representation  not  contained  in  this
Prospectus  and, if given or made,  such               4,000,000 SHARES
information or  representation  must not
be relied upon as having been authorized
by Magellan, or the Selling Stockholder.
This  Prospectus  does not constitute an               MAGELLAN HEALTH
offer  to sell or a  solicitation  of an               SERVICES, INC.
offer  to  buy  any  of  the  securities
offered  hereby in any  jurisdiction  in
which it is  unlawful to make such offer
or solicitation. Neither the delivery of
this   Prospectus   nor  any  sale  made               COMMON STOCK
hereunder      shall,      under     any
circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

       ---------------------------                -------------------------
                                                       PROSEPCTUCS
                                                  -------------------------




   TABLE OF CONTENTS

Available Information...............2
Incorporation of Certain Documents
  by Reference......................2
Risk Factors........................3
The Company.........................9
Recent Developments................11
Use of Proceeds....................12
Dilution ..........................12
Magellan Results of Operations.....12
Price Range of Common Stock
  and Dividend Policy..............13
Capitalization.....................13
Selected Financial Information.....14
Selling Stockholder................15
Plan of Distribution...............15
Legal Matters......................16
Experts  ..........................16



                                                       MAY 10, 1996



- ----------------------------------------      ---------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.       Other Expenses of Issuance and Distribution


         Securities and Exchange Commission Registration Fee                $ 31,810.34
         Legal Fees and Expenses                                              10,000.00
         Accounting Fees and Expenses                                          4,000.00
         Blue Sky Fees and Expenses (including legal fees and expenses)        1,000.00
         Printing                                                              5,000.00
         Miscellaneous                                                         3,189.66
                                                                            -----------

                  Total                                                     $ 55,000.00
                                                                             ==========

         All of the above items, except for registration fee, are estimates. Although the Selling Stockholder will not bear any of the expenses set forth above, the Selling Stockholder will bear the cost of underwriting commissions and/or discounts, if any, and selling commissions.

Item 15.       Indemnification of Directors and Officers

         The Company is a Delaware corporation. Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances.

         Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

         Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) or (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; provided that indemnification provided for by Section 145 or granted pursuant thereto shall not be deemed exclusive of any other rights to which the indemnified party may be entitled. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under
Section 145.

         Article VII of the Bylaws of Magellan provide, in substance, that Magellan shall indemnify directors and officers against all liability and related expenses incurred in connection with the affairs of Magellan if: (a) in the case of actions not by or in the right of Magellan, the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Magellan, and (with respect to a criminal proceeding) had no reasonable cause to believe his conduct was unlawful; and (b) in the case of actions by or in the right of Magellan, the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Magellan, provided that no indemnification shall be made for a claim as to which the director or officer is adjudged liable to Magellan unless (and only to the extent that) an appropriate court determines that, in view of all the circumstances, such person is fairly and reasonably entitled to indemnity.

         In addition, Section 102(b)(8) of the DGCL permits Delaware corporations to include a provision in their certificates of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary as a director, provided that such provisions shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law, (iii) for unlawful payment of dividends or other unlawful distributions, or (iv) for any transactions from which the director derived an improper personal benefit. Article Twelve of Magellan's Certificate of Incorporation sets forth such a provision.

         Magellan maintains directors' and officers' liability insurance with various providers in the aggregate amount of $60 million.

         The Selling Stockholder has agreed to indemnify the Company, its directors and officers (who sign the Registration Statement), and certain controlling persons against certain liabilities, including liabilities under the 1933 Act subject to such limitations as set forth in the Stock and Warrant Purchase Agreement.

         The foregoing summaries are necessarily subject to the complete text of the statutes, Certificate of Incorporation, Bylaws, insurance policies and agreements referred to above and are qualified in their entirety by reference thereto.

         For the undertaking with respect to indemnification, see Item 17.

Item 16.       Exhibits

         4.1 Restated Certificate of Incorporation of the Company, as filed in Delaware on October 16, 1992, which was filed as Exhibit 3(a) to the Company's Annual Report on Form 10-K for the year ended September 30, 1992, and is incorporated herein by reference.
         4.2 Certificate of Ownership and Merger merging Magellan Health Services, Inc. (a Delaware corporation) into Charter Medical Corporation (a Delaware corporation), as filed in Delaware on December 21, 1995, which was filed as Exhibit 3(c) to the
                  Company's Annual Report on Form 10-K for the year ended September 30, 1995, and is incorporated herein by reference.
         4.3 Form of Share Purchase Rights Plan among the Company and First Union National Bank of North Carolina, N.A., which was filed as Exhibit 2.5 to the Company's Registration Statement on Form 8-A dated July 8 1992, and is incorporated herein by reference.
         4.4 Stockholders' Agreement, dated December 13, 1995, among Green Spring Health Services, Inc., Blue Cross and Blue Shield of New Jersey, Inc., Health Care Service Corporation, Independence Blue Cross, Pierce County Medical Bureau, Inc. and the Company, which was filed as Exhibit 4(d) to the Company's Quarterly Report on Form 10-Q for the quarterly period ended December 31, 1995, and is incorporated herein by reference.
         4.5 Exchange Agreement, dated December 13, 1995, among Blue Cross and Blue Shield of New Jersey, Inc., Health Care Service Corporation, Independence Blue Cross, Pierce County Medical Bureau, Inc. and the Company, which was filed as Exhibit 4(e) to the Company's Quarterly Report on Form 10-Q for the quarterly period ended December 31, 1995, and is incorporated herein by reference.

         4.6      Stock and Warrant Purchase Agreement, dated December 22, 1995, between the Company and Richard E. Rainwater,  which was filed as Exhibit 4(f) to the Company's  quarterly report on Form 10-
                  Q for the  quarterly  period ended  December 31, 1995,  and is incorporated herein by reference.
       * 4.7      Amendment No. 1 to Stock and Warrant Purchase Agreement, dated
                  January 25, 1996, between the
                  Company and Rainwater-Magellan Holdings, L.P.
       * 5.1      Opinion of Steve J. Davis as to the legality of the Common
                  Stock to be registered.
       *23.1      Consent of Steve J. Davis (included in Exhibit 5.1)
        23.2      Consent of Arthur Andersen LLP.
       *24.1      Powers of Attorney.

- ------------------------------------

*Previously filed

Item 17.       Undertakings

       The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this Registration
Statement:

         (i)  To include any prospectus required by Section 10(a)3 of the 1933
Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         Provided, however, that the undertakings set forth in paragraphs (i) and (ii) above not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), that are incorporated by reference in this Registration Statement.

       (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       The undersigned registrant hereby undertakes that for purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling persons of the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 10th day of May, 1996.


                                             MAGELLAN HEALTH SERVICES, INC.



                                             By:/s/ Howard A. McLure
                                                -------------------------------
                                                 Howard A. McLure
                                                 Vice President and Controller
                                                 (Principal Accounting Officer)


         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons on May 10, 1996 in the capacities and on the date indicated.




*                                                 Date:   May 10, 1996
- ------------------------------                         ------------------------
E. Mac Crawford
President and Chairman of the Board
(Principal Executive Officer)



*                                                 Date:   May 10, 1996
Craig L. McKnight
- ------------------------------                         ------------------------
Executive Vice President and
 Chief Financial Officer
(Principal Financial Officer)


/s/ Howard A. McLure                              Date:   May 10, 1996
- ------------------------------                         ------------------------
Howard A. McLure
Vice President and Controller
(Principal Accounting Officer)



*                                                 Date:   May 10, 1996
- ------------------------------                         ------------------------
Edwin M. Banks
Director

*                                                 Date:   May 10, 1996
- ------------------------------                         ------------------------
G. Fred DiBona, Jr.
Director



*                                                 Date:   May 10, 1996
- ------------------------------                         ------------------------
Andre C. Dimitriadis
Director



*                                                 Date:   May 10, 1996
- ------------------------------                         ------------------------
A. D. Frazier, Jr.
Director



*                                                 Date:   May 10, 1996
- ------------------------------                         ------------------------
Raymond H. Kiefer
Director



*                                                 Date:   May 10, 1996
- ------------------------------                         ------------------------
Gerald L. McManis
Director



*                                                 Date:   May 10, 1996
- ------------------------------                         ------------------------
Darla Moore
Director


*The undersigned Attorney-in-Fact, by signing his name below, does hereby sign this Amendment No. 1 to the Registration Statement on behalf of the indicated officers and directors of the Registrant pursuant to a Power of Attorney executed by such persons and filed with the Securities and Exchange Commission.


By:  /s/ Howard A. McLure                         Date:   May 10, 1996
   ----------------------                              ------------------------
    Howard A. McLure

                                INDEX TO EXHIBITS


Exhibit

   4.1   Restated Certificate of Incorporation of the Company, as filed in Delaware on October 16, 1992, which was filed as Exhibit
         3(a) to the Company's Annual Report on Form 10-K for the year ended September 30, 1992, and is incorporated herein by
         reference.                                                         IBR
   4.2   Certificate of Ownership and Merger merging Magellan Health
         Services, Inc. (a Delaware corporation) into Charter Medical Corporation (a Delaware corporation), as filed in Delaware on
         December 21, 1995, which was filed as Exhibit 3(c) to the
         Company's Annual Report on Form 10-K for the year ended
         September 30, 1995, and is incorporated herein by reference.       IBR
   4.3   Form of Share Purchase Rights Plan among the Company and First
         Union National Bank of North Carolina, N.A., which was filed as Exhibit 2.5 to the Company's Registration Statement on Form
         8-A dated July 6, 1992, and is incorporated herein by
         reference.                                                         IBR
   4.4   Stockholders' Agreement, dated December 13, 1995, among Green
         Spring Health Services, Inc., Blue Cross and Blue Shield of
         New Jersey, Inc., Health Care Service Corporation,
         Independence Blue Cross, Pierce County Medical Bureau, Inc.
         and the Company, which was filed as Exhibit 4(d) to the
         Company's Quarterly Report on Form 10-Q for the quarterly
         period ended December 31, 1995, and is incorporated herein by
         reference.                                                         IBR
   4.5   Exchange Agreement, dated December 13, 1995, among Blue Cross and Blue Shield of New Jersey, Inc., Health Care Service
         Corporation, Independence Blue Cross, Pierce County Medical
         Bureau, Inc. and the Company, which was filed as Exhibit 4(e)
         to the Company's Quarterly Report on Form 10-Q for the
         quarterly period ended December 31, 1995, and is incorporated
         herein by reference.                                               IBR
   4.6   Stock and Warrant Purchase Agreement, dated December 22, 1995, between the Company and Richard E. Rainwater, which was filed as Exhibit 4(f) to the Company's quarterly report on Form 10-Q for the quarterly period ended December 31, 1995, and is
         incorporated herein by reference.                                  IBR
 * 4.7   Amendment No. 1 to Stock and Warrant Purchase Agreement, dated
         January 25, 1996, between the Company and Rainwater-Magellan
         Holdings, L.P.
 * 5.1   Opinion of Steve J. Davis as to the legality of the Common
         Stock to be registered.
 *23.1   Consent of Steve J. Davis (included in Exhibit 5.1)
  23.2   Consent of Arthur Andersen LLP.
 *24.1   Powers of Attorney.

- ------------------------------------

*Previously filed